Exhibit 99.1

Media & Analysts:	Sean Blakley
(713) 627-4963

Date:	May 4, 2009

Spectra Energy Partners Completes Acquisition of Ozark Gas Transmission and

Ozark Gas Gathering Systems

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) announced today that it has completed the previously announced acquisition of all of the ownership interests of NOARK Pipeline System, Limited Partnership from Atlas Pipeline Partners, L.P. The acquired assets include the Ozark Gas Transmission (OGT) system, a 565-mile, interstate natural gas transmission pipeline that extends from southeastern Oklahoma through Arkansas to southeastern Missouri, and the Ozark Gas Gathering (OGG) system, a 365-mile gathering system that feeds into OGT.

“We are pleased to announce the closing of the acquisition of OGT and OGG. Closing just four weeks after our announcement of the acquisition allows us to move quickly to integrate these strategic assets into Spectra Energy Partners’ asset portfolio and to serve the needs of our customers,” said Greg Rizzo, president and chief executive officer, Spectra Energy Partners.

Spectra Energy Partners, LP is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and 42.5 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets. For more information, visit www.spectraenergypartners.com.

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